Pricing Supplement No. 1                             Filing Under Rule 424(b)(3)
Dated:  December 15, 2005                            Registration No. 333-124474
(To Prospectus dated June 27, 2005 and
Prospectus Supplement dated November 1, 2005)

                                  $125,000,000
                              UGI UTILITIES, INC.
                           SERIES C MEDIUM-TERM NOTES

PRINCIPAL AMOUNT:  $50,000,000.                            CUSIP:   90269Q AN 9                      FIXED RATE NOTE:  YES
                                                                                                                      _____
AMORTIZING NOTE:  YES_____   NO  X                   INDEXED NOTE:  YES_____   NO  X               FLOATING RATE NOTE:  NO
                                ____                                              _____                               _____
                   (SEE BELOW)                                      (SEE BELOW)                                  (SEE BELOW)


FIXED RATE NOTES/FLOATING RATE NOTES:                            FLOATING RATE NOTES:

   Original Issue Date:  12/27/05                                Base Rate:
   Interest Rate (if fixed rate):  5.64%                            _____ CD Rate
      Subject to change before maturity date:                       _____ CMT Rate
         Yes_____(See Below)  No   X                                _____ Commercial Paper Rate
                                _______                             _____ Federal Funds Rate
   Maturity Date:  12/1/2015                                        _____ LIBOR (See Below)
   Issue Price (as a percentage of                                  _____ Prime Rate
      principal amount): 100%                                       _____ Treasury Rate
   Presenting Agent/Principal:                                      _____ Other (See Below)
      Commission (%):  0.625%                                    Index Maturity:
   Net Proceeds to the Company (%):  99.375%                     Spread (plus or minus):
   Redemption Commencement Date (if any):                           Subject to change before maturity date:
   Repayment Dates (if any):                                           Yes_____(See Below)   No_____
   Redemption Price:                                             Spread Multiplier:
   Repayment Price:                                                 Subject to change before maturity date:
Interest Payment Dates:  June 1, Dec. 1                                Yes_____(See Below)   No_____
   Original Issue Discount Note:                                 Maximum Interest Rate:
      Yes:____  No:  X                                           Minimum Interest Rate:
                   _______                                       Initial Interest Period:
      If Yes:                                                    Initial Interest Rate:
         Yield to Maturity:                                      Interest Reset Periods:
         Initial Accrual Period:                                 Interest Reset Dates:
         OID Default Amount:                                     Interest Determination Dates:
   Reset of Interest Rate, Spread or                             Calculation Dates:  A/S
      Spread Multiplier:                                         Regular Record Date:  A/S
      Yes:____(See Below)  No:   X
                              _______
   Any material United States income tax
      consequences of purchasing, holding or
      disposing of the Notes:
      A/S:   X         Other:_______________
          _______


                               NO ADDITIONAL TERMS



     As of the date of this Pricing Supplement the aggregate initial public offering price of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $50,000,000; and the aggregate initial public offering price of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $50,000,000. "N/A" as used herein means "Not Applicable", "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."


                               WACHOVIA SECURITIES